C A M P O
                 ELECTRONICS, APPLIANCES AND COMPUTERS, INC.











                                                            EXHIBIT 99.1

                          N EW S    R E L E A S E

June 4, 1997
                     CONTACT:        Ellie Rand, (504)581-7195, Ext. 212
                                     Mark Romig, (504)581-7195, Ext. 211

FOR IMMEDIATE RELEASE

             CAMPO ELECTRONICS, APPLIANCES AND COMPUTERS, INC.
                 ANNOUNCES SECOND PHASE OF TURNAROUND PLAN

New Orleans (June 4, 1997) - Campo Electronics, Appliances and Computers, Inc. (NASDAQ/NMS-CMPO) announced today that its Board of Directors has approved the second phase of its turnaround plan, which includes filing a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in Federal Bankruptcy Court in New Orleans, the closing of nine store locations in unprofitable markets, and the closing of one distribution center to consolidate distribution activities. Twenty stores, including all New Orleans area locations, and two distribution centers will remain in operation.

The Company also announced that it has arranged for additional working capital to help finance the turnaround plan, which will ensure an adequate supply of inventory, provide for updates to store fixtures and layouts and the implementation of a new information system. The Company said that this phase of the turnaround plan is being implemented with full support from floor plan and bank creditors, which have agreed to provide certain financial assistance to the Company.

The Company said that it elected to make the filing, which was made today, to enable it to implement store closings and other elements of the turnaround plan. The reorganization measures will not adversely affect the Company's ability to service its customers or provide extended warranty contracts.

L. Ron Forman, a member of the Board of Directors, said, "This reorganization is the next step in the Company's turnaround plan" This turnaround plan began earlier this year when the Board of Directors accepted Anthony P. Campo's resignation as Chairman and Chief Executive Officer and, subsequently, appointed Campo President and Chief Operating Officer, Rex O. Corley, Jr., as acting Chairman and Chief Executive Officer while it began a national search for a new Chief Executive Officer.

Last month, the Board announced the retention of financial advisor and turnaround specialist York Management to help restore the Company to profitability.

"The Board, with the assistance of its financial advisors, has reviewed available strategic options and has determined that these actions afford the Company the best opportunity to return to profitability in the shortest amount of time," added Forman. "The strategy is to refocus our resources on our profitable core markets to leverage the Company's traditional strengths. We have also interviewed a number of excellent candidates for the CEO position and expect to make our selection within the next few weeks."


Locations scheduled for closing are: Alexandria, LA, Lafayette, LA, Tuscaloosa, AL, Jackson, MS, Memphis, TN (2 locations), Chattanooga, TN, Longview, TX, Texarkana, TX, and a distribution center in Birmingham, AL.

The Company said that employees affected by store closings would be relocated or provided severance packages and outplacement assistance. In addition, the Company said that employees would be paid in the normal course of business during the reorganization proceeding and that the Company will seek immediate court approval to pay employee pre-petition wages, salaries and benefits.

Campo Electronics, Appliances and Computers, Inc. (NASDAQ/NMS-CMPO), headquartered in the New Orleans metropolitan area, is a specialty retailer of name brand electronics, major appliances, computers and home office products which will have 20 stores in the southern United States after closing nine stores mentioned above.

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